CONSENT OF EXPERT

August 21, 2014

United States Securities and Exchange Commission

Ladies and Gentlemen,

Re:	Registration Statement on Form S-3 (the "Registration Statement") of Golden Queen
Mining Co. Ltd. (the "Company").

We hereby consent to the references to our firm and to the summary of those portions of the technical report entitled “Soledad Mountain Project Technical Report Kern County, CA”, dated October 17, 2012 that were prepared by AMEC E&C Services Inc., which appear in the Registration Statement, and the documents incorporated by reference therein as filed with the United States Securities and Exchange Commission pursuant to the United States Securities Act of 1933, as amended.

Sincerely,
AMEC E&C Services Inc.

/s/ Larry B. Smith
By: Larry B. Smith
Title: Vice President, Mining & Metals
Consulting

AMEC E&C Services Inc.
961 Matley Lane, Suite 110
Reno, Nevada 89502
USA
Tel +1 775 331 2375
Fax +1 775 331 4153

www.amec.com